EXHIBIT 10.31

SEVENTH AMENDMENT TO TRUST AGREEMENT BETWEEN FIDELITY MANAGEMENT TRUST COMPANY AND
ZIONS BANCORPORATION

THIS SEVENTH AMENDMENT, dated and effective as of the first day of January, 2016, by and between Fidelity Management Trust Company (the "Trustee") and Zions Bancorporation (the "Sponsor");

WITNESSETH:

WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated July 3, 2006, with regard to the Zions Bancorporation Payshelter 40l(k) and Employee Stock Ownership Plan (the "Plan"); and

WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 13 thereof;

NOW THEREFORE, in consideration of the above premises, the Trustee and the Sponsor hereby amend the Trust Agreement by:

(1)	Amending Section G, Other, of Schedule "A", Administrative Services, to add Item 7, as follows:

7.
Annual Profit Sharing Calculation: Provide quarterly accrual and projected year end calculations for the Plan pursuant to the Consulting Service Agreement between Zions Bancorporation and Benefits Consulting of Fidelity Workplace Investing LLC, dated November 6, 2011.

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(2)	Amending Schedule "B", Fee Schedule, to add the following fee item:

Consulting Services
·.
Annual Profit Sharing Calculation Fee    I    WAIVED

(3)	Amending Schedule "B", Fee Schedule, to restate the "Core Fees" section, in its entirety, as follows:

Core Fees	Annual Administration
This annual fee is prorated and billed quarterly. The annual fee applies to any record with a balance greater than zero ($0) in the plan at the end of the quarter.	$55 per participant

(4)	Amending Schedule "B", Fee Schedule, to add the following: SERVICE CREDITS

A.	Service Credit Terms.

Trustee shall make available an annual Service Credit of $25,000 on a calendar year basis to offset the cost of Trustee-provided services only ("Service Credit").

A. The applicable amount shall be credited as a Service Credit annually, on a book entry basis, to a non-interest bearing hypothetical account in respect of the Plan (the "Service Credit Account") maintained by Trustee. This amount may only be used to offset the cost of Trustee-provided Services as described in paragraph "B" below. Any unused Service Credit shall expire at the end of the twelve-month period from the quarter in which it was credited.

B.	Subject to the provisions of this "Service Credit" section, the Service Credit Account shall be debited and such Service Credits used, as follows:

(i)
Trustee-Provided Services. Trustee shall debit the Plan's Service Credit Account, and use such Service Credits to offset the cost of services provided by the Trustee or its affiliates ("Trustee") to the Plan after January 1, 2016, on a calendar year basis that would otherwise be payable pursuant to this Agreement or for additional Plan services provided by Trustee that the Sponsor may from time to time choose to utilize.

(ii)
A Service Credit cannot be used to offset, reimburse or pay: (1) expenses that are deducted from participants' accounts; (2) expenses that are accrued in the net asset value or mil rate of an investment option; or (3) investment management services. Trustee reserves the right to modify the expense for which Service Credits could be used to offset.

(iii)	No Payments. Nothing in this paragraph shall obligate Trustee to make payments to any entity under the terms hereof.

C.
The Service Credit Account established for the Plan hereunder shall not be transferable under any circumstances, and shall be extinguished upon termination of recordkeeping services by the Trustee or its affiliates to the Plan, regardless of whether such Service Credit Account has a hypothetical balance at such time. The book entry value of such account shall not be payable in cash to any Plan, the Sponsor, the Named Fiduciary or any other entity.

D.
Unless otherwise notified by the Sponsor, Trustee shall automatically apply Service Credits, to the extent available, to defray the costs of Trustee-provided services at the time the costs would be invoiced. The Sponsor shall be solely responsible for the determination of whether it is permissible under ERISA for Service Credits to be applied to a given Trustee-provided Plan service and shall notify Trustee if Service Credits should not be used to offset the costs of said service. Any charges for Trustee-provided services not offset by Service Credits shall be due and payable by Sponsor pursuant to ordinary invoice terms and the terms of this Agreement.

E.	Trustee shall maintain the Service Credit Account balance and report any such balance back to the Sponsor upon request.

IN WTINESS WHEREOF, the Trustee and the Sponsor have caused this Seventh Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

ZIONS BANCORPORATION            FIDELITY MANAGEMENT TRUST COMPANY

By: /s/ Diana M Andersen 4/12/16            By: /s/ Bob Salerno 4/27/16
Authorized Signatory     Date            FMTC Authorized Signatory Date